TOUCHSTONE VARIABLE SERIES TRUST
                     RESTATED AND AMENDED SPONSOR AGREEMENT

     RESTATED AND AMENDED SPONSOR AGREEMENT, DATED AS OF ____________________, 2002, by and between Touchstone Variable Series Trust, a Massachusetts business trust (the "Trust"), and Touchstone Advisors, Inc., an Ohio corporation ("Touchstone").

                              W I T N E S S E T H:

     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder as amended from time to time, the "1940 Act");

     WHEREAS, the Trust engaged Touchstone to act as the sponsor for, and to provide certain management and supervisory services with respect to, all then existing or future series (each a "Fund" and collectively the "Funds") of the Trust, pursuant to a Sponsor Agreement dated as of September 9, 1994, as amended;

     WHEREAS,  the Trust and  Touchstone  entered  into a Restated  and  Amended
Sponsor   Agreement  dated  as  of  May  1,  1999  (the  "1999  Agreement")  and subsequently amended the 1999 Agreement; and

     WHEREAS, the Trust and Touchstone wish to execute another Amended and Restated Sponsor Agreement that incorporates the terms of the 1999 Agreement and the amendments to the 1999 Agreement, reflects the current waiver and reimbursement obligations of Touchstone with respect to the High Yield Fund, and incorporates other corrections to the terms of the agreement between the parties.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth herein, the parties covenant and agree as follows:

     1. DUTIES OF TOUCHSTONE. Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), Touchstone shall perform such sponsorship and management and supervisory services as may from time to time be reasonably requested by the Trust, which shall include without limitation:

          (a)  providing   office  space,   equipment  and  clerical   personnel
     necessary for performing the management functions set forth in this Agreement;

          (b) arranging, if desired by the Trust, for directors, officers or employees of Touchstone to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

          (c) supervising the overall administration of the Trust, including the provision of services to the Trust by the Trust's administrator, fund accounting agent, transfer agent and custodian, which services include without limitation:

               i) the updating of corporate organizational documents, and the negotiation of contracts and fees with, and the monitoring and coordinating of performance and billings of, the Trust's transfer agent, custodian, shareholder servicing agents and other independent contractors or agents,

               ii) the preparation of and filing of documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A (or any other applicable form), prospectuses and statements of additional information and semi-annual and annual reports to the Trust's shareholders,

               iii) the review of tax returns (including coordinating the preparation of tax returns but not the preparation of tax returns),

               iv) the preparation of agendas and supporting documents for and minutes of meetings of Trustees and of committees of Trustees, in each case on behalf of the Funds, or any of them, and preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust or of one or more of the Funds,

               v) the maintenance of books and records of the Trust in respect of the Funds,

               vi) telephone coverage to respond to shareholder inquiries regarding the Funds,

               vii) the provision of monitoring reports and assistance regarding each Fund's compliance with federal securities and tax laws including compliance with the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended,

               viii) the   dissemination   of  yield   and   other   performance
          information regarding the Funds to newspapers and tracking services,

               ix) the preparation of annual renewals for fidelity bond and errors and omissions insurance coverage,

               x) the development of a budget for the Trust on behalf of the Funds, the establishment of the rate of expense accruals and the arrangement of the payment of all fixed and management expenses of the Funds, and

               xi) the determination of each Fund's net asset value and the provision of all other fund accounting services to the Funds.

     2. ORGANIZATION EXPENSES. Touchstone shall pay all of the organization expenses of the Trust required to be paid prior to the Trust's or any Fund's commencement of investment operations. The Trust shall reimburse Touchstone, without any interest or carrying charges, for such organization expenses.

     3. ALLOCATION OF CHARGES AND EXPENSES. Touchstone shall pay the entire salary and wages of the trustees, officers and agents of the Trust who devote part or all of their time to the

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affairs of  Touchstone  or its  affiliates,  and the  salaries and wages of such persons shall not be deemed to be expenses incurred by the Trust.

     4. OPERATING EXPENSE WAIVERS OR REIMBURSEMENTS. Touchstone shall waive all or a portion of its fee pursuant to this Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expense, but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of each Fund such that, after such waiver and/or reimbursement, the aggregate Expenses of the Fund shall be equal on an annual basis to the following percentage of the average daily net assets of the Fund for the Fund's then-current fiscal year:

              Touchstone International Equity Fund             1.25%
              Touchstone Emerging Growth Fund                  1.15%
              Touchstone Small Cap Value Fund                  1.00%
              Touchstone Growth/Value Fund                     1.10%
              Touchstone Equity Fund                           0.95%
              Touchstone Enhanced 30 Fund                      0.75%
              Touchstone Value Plus Fund                       1.15%
              Touchstone Growth & Income Fund                  0.85%
              Touchstone Balanced Fund                         0.90%
              Touchstone High Yield Fund                       0.80%
              Touchstone Bond Fund                             0.75%
              Touchstone Standby Income Fund                   0.50%
              Touchstone Money Market Fund                     0.60%

     5. TERMINATION OF OPERATING EXPENSE WAIVERS OR REIMBURSEMENTS. Touchstone's waiver obligations or its reimbursement obligations with respect to a Fund may be terminated by Touchstone as of the end of any calendar quarter after the applicable date listed below upon at least 30 days prior written notice to the Fund (an "Expense Cap Termination"):

              Touchstone International Equity Fund          December 31, 2002
              Touchstone Emerging Growth Fund               December 31, 2002
              Touchstone Small Cap Value Fund               December 31, 2002
              Touchstone Growth/Value Fund                  December 31, 2002
              Touchstone Equity Fund                        December 31, 2002
              Touchstone Enhanced 30 Fund                   December 31, 2002
              Touchstone Value Plus Fund                    December 31, 2002
              Touchstone Growth & Income Fund               December 31, 2002
              Touchstone Balanced Fund                      December 31, 2002
              Touchstone High Yield Fund                    April 30, 2004
              Touchstone Bond Fund                          December 31, 2002
              Touchstone Standby Income Fund                December 31, 2002
              Touchstone Money Market Fund                  December 31, 2002

     6. COMPENSATION OF TOUCHSTONE. For the services to be rendered, the facilities to be provided and the expenses to be assumed by Touchstone under this Agreement, the Trust shall

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pay to  Touchstone a sponsor fee from the assets of each Fund equal on an annual basis to 0.20% of the Fund's average daily net assets for the Fund's then-current fiscal year.

     If Touchstone serves under this Agreement for less than the whole of any month, the compensation to Touchstone under this Agreement shall be prorated. For purposes of computing the fees payable to Touchstone under this Agreement, the net asset value of each Fund shall be computed in the manner specified in the Trust's then-current registration statement.

     7. WAIVER OF COMPENSATION. Touchstone hereby waives all of its fees under this Agreement with respect to the High Yield Fund until June 28, 2003.

     8. SUBCONTRACTING BY TOUCHSTONE. Touchstone may subcontract for the performance of Touchstone's obligations under this Agreement with any one or more persons; provided, however, that Touchstone shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

     9. LIMITATION OF LIABILITY OF TOUCHSTONE. Touchstone shall not be liable for any error of judgment or mistake of law or for any act or omission in the sponsorship of the Trust or the performance of its duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement. As used in this Section 9, the term "Touchstone" shall include Touchstone and/or any of its affiliates and the directors, officers and employees of Touchstone and/or any of its affiliates.

     10. ACTIVITIES OF TOUCHSTONE. The services of Touchstone to the Trust are not to be deemed exclusive, Touchstone being free to render similar sponsorship and management and supervisory services and/or other services to other parties. It is understood that the Trustees and officers of the Trust and shareholders of a Fund are or may become interested in Touchstone and/or any of its affiliates, as directors, officers, employees, or otherwise, and that directors, officers and employees of Touchstone and/or any of its affiliates are or may become similarly interested in the Trust and that Touchstone and/or any of its affiliates may be or become interested in the Trust as a shareholder of a Fund or otherwise.

     11. DURATION AND TERMINATION. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties to this Agreement until terminated in accordance with this Section 11. This Agreement may be terminated with respect to any Fund by the Board, or by the vote of a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of the Fund, as of the end of the calendar quarter during which the Trust has given at least 30 days advance written notice to Touchstone that it is terminating this Agreement as to the Fund. Subject to the provisions of Section 5 above, this Agreement may be terminated with respect to any Fund by Touchstone, either (a) at the end of any calendar quarter during which Touchstone has given at least 30 days advance written notice to the Trust that it is terminating this Agreement as to the Fund or (b) at such time as Touchstone ceases to be the investment advisor to the Fund. In the event of a termination pursuant to clause (a) of the preceding sentence, each party's obligations under this Agreement shall terminate as to the Fund as of the end of the calendar quarter in which the notice of termination is given; in the event of a termination pursuant to clause (b) of the preceding sentence,

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Touchstone's  obligations under this Agreement shall terminate as to the Fund as of the effective date of its termination as investment advisor.

     12. AMENDMENT. Except for an Expense Cap Termination, this Agreement may not be amended except by an instrument in writing signed by both parties.

     13. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     14. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally, delivered by telecopy or mailed postage-paid to the other party at such address as such other party may designate in accordance with this Section 14 for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and Touchstone shall be 221 East Fourth Street, Suite 300, Cincinnati, Ohio 45202.

     15. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes of this Agreement. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The person signing on behalf of the Trust has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon such person or upon any of the Trust's Trustees, officers or shareholders individually, but bind only the Trust estate.

TOUCHSTONE ADVISORS, INC.                    TOUCHSTONE VARIABLE SERIES TRUST


By:                                          By:
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Name:                                        Name:
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Title:                                       Title:
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